                                                                      EXHIBIT 99

[DUSA LOGO](R)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.(R)
FOR IMMEDIATE RELEASE August 17, 2004

                 DUSA, QUEENS UNIVERSITY, GALDERMA AND PHOTOCURE
                               AGREE TO MEDIATION

WILMINGTON, MA, AUGUST 17, 2004 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA), Queens University at Kingston, Galderma S.A., and PhotoCure ASA announced today that they have entered into a Mediation Agreement designed to facilitate resolution of the parties' potential patent disputes concerning PhotoCure and Galderma's methyl aminolevulinate product.

PhotoCure received approval from the United States Food and Drug Administration on July 27, 2004 to market methyl aminolevulinate for the treatment of actinic keratoses. DUSA's product, the Levulan(R) Kerastick(R) has been approved for treatment of actinic keratoses using photodynamic therapy since September, 2000.

In order to avoid litigation, PhotoCure and Galderma agree to notify DUSA and Queens University 45 days in advance of launching methyl aminolevulinate in the United States.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN(R) Photodynamic Therapy (PDT) and Photodetection
(PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as LEVULAN(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to statements concerning DUSA's expectations that it will avoid litigation with Galderma and PhotoCure. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, that the mediation process will resolve the parties disputes, and that the parties will abide by the terms of the Mediation Agreement.

For further information contact: D. GEOFFREY SHULMAN, MD, President and CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com